UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 12, 2015

American Housing Income Trust, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Maryland	333-150548	75-3265854
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

34225 N. 27th Drive Building 5, Phoenix, Arizona 85085
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(623) 551-5808
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2015, American Housing Income Trust, Inc. (the "Company") hired Jeff Howard, currently a Director on the Board of Directors, to fill the vacancy left by Mr. Zarinegar's resignation as Chief Executive Officer and President. There were no disputes between Mr. Zarinegar and the Company prior to his resignation. Pursuant to the terms of the Executive Agreement between the Company and Mr. Howard, Mr. Howard is to be compensated an annual salary of $64,800 between October 12, 2015 and October 12, 2016 (the "Initial Term"), unless his employment is terminated as set forth in the Executive Agreement. The Executive Agreement has successive one-year renewal periods (a "Renewal Term").

In addition to the compensation identified above, the Company and Mr. Howard agreed to the following escalators either during the Initial Term or Renewal Term, if applicable: (a) The Company agrees to increase Executive's compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum and shall issue an additional issuance of Twenty-Five Thousand (25,000.00) shares of common stock in the Company to the Executive when the Company achieves the milestone of a gross revenue of One Million Dollars ($1,000,000.00) per annum; (b) The Company agrees to increase Executive's compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum when the Company has achieved the milestone of a gross revenue of One Million Five Hundred Thousand Dollars ($1,500,000.00) per annum; and (c) The Company agrees to increase Executive's compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum, and issue an additional issuance of Twenty-Five Thousand (25,000.00) Shares of Common stock in the Company to the Executive when the Company has achieved the milestone of a gross revenue of Two Million Dollars ($2,000,000.00) per annum.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Document
10.1	Executive Agreement (Howard)
10.2	Resolution of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

American Housing Income Trust, Inc.

By: /s/ Jeff Howard
Name: Jeff Howard
Title: Chief Executive Officer and President

Dated: October 12, 2015